                                                                       EXHIBIT 4

                                RIGHTS AGREEMENT

                                AMENDMENT NO. 1

          Amendment No. 1, dated as of May 13, 1999, to the Rights Agreement dated as of February 7, 1992 (the "Rights Agreement") between Mattel, Inc., a Delaware corporation, (the "Company") and BankBoston, N.A., a national banking association, formerly The First National Bank of Boston (the "Rights Agent").

          WHEREAS the Board of Directors of Softkey Software Products Inc., an Ontario corporation ("Softkey"), has authorized the issuance of one right (as such number may be adjusted from time to time) for each Exchangeable Share of Softkey (the "Softkey Exchangeable Shares"), each right initially representing the right to purchase one Softkey Exchangeable Share (the "Softkey Rights");

          WHEREAS, as provided in the Merger Agreement dated as of December 13, 1998 (the "Merger Agreement") between the Company and The Learning Company, Inc., a Delaware Corporation, the Softkey Rights are intended to provide rights to acquire additional Softkey Exchangeable Shares (or in certain circumstances other securities) on terms substantially the same as, and having an economically equivalent value to, the rights issued under the Rights Agreement, which confer the right to acquire shares of common stock of the Company or preference stock of the Company (or in certain circumstances other securities); and

          WHEREAS pursuant to Section 27 of the Rights Agreement the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

          NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Rights Agent agree as follows:

                                   ARTICLE I.
                       AMENDMENTS TO THE RIGHTS AGREEMENT

SECTION 1.01.  The definitions of "Acquiring Person" and "Beneficial Owner" in
Section 1 of the Rights Agreement are hereby amended, effective as of the date of this Amendment, by deleting the text of such definitions in their entirety and by replacing them with the following:

"Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the aggregate number of the Common Shares of the Company and Softkey Exchangeable Shares then outstanding, but shall not include (a) the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares or Softkey Exchangeable Shares for or pursuant to the terms of any such plan or (b) the holder of the Mattel Special Voting Preferred Share (as such term is hereinafter defined). Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares or Softkey Exchangeable Shares by the Company or Softkey Exchangeable Shares by Softkey which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% of more of the aggregate number of Common Shares of the Company and Softkey Exchangeable Shares then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 20% or more of the aggregate number of Common Shares of the Company and Softkey Exchangeable Shares then outstanding by reason of share acquisitions by the Company or by Softkey and shall, after such share acquisitions by the Company or Softkey, become the Beneficial Owner of any additional Common Shares of the Company or Softkey Exchangeable Shares, then such Person shall be deemed to be an "Acquiring Person"; and provided further that for purposes of this definition any Investing Person (as such term is hereinafter defined) shall be deemed not to be the Beneficial Owner of any Investment Shares (as such term is hereinafter defined). For purposes of the second proviso of the foregoing sentence, "Investment Shares" shall mean Common Shares or Softkey Exchangeable Shares beneficially owned by any person (an "Investing Person") (i) who or which became the Beneficial Owner of such Common Shares in connection with, or as a direct result of, the Capital Investment (as such term is hereinafter defined) or (ii) to whom or to which such Common Shares or Softkey Exchangeable Shares shall have been transferred from an Investing Person who at the time of such transfer (A) was an Affiliate or Associate of such transferee and (B) was by reason of the second proviso of the foregoing sentence deemed not to be the Beneficial Owner of such Common Shares or Softkey Exchangeable Shares. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares or Softkey Exchangeable Shares so that such Person would no longer be an Acquiring Person as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

Notwithstanding anything in this definition of Acquiring Person to the contrary, the phrase "then outstanding" when used in this Agreement with reference to Softkey Exchangeable Shares shall mean the number of Softkey Exchangeable Shares then issued and outstanding which are not owned by the Company, any of its Subsidiaries or any person directly or indirectly controlled by or under common control of the Company, multiplied by the Merger Exchange Ratio, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof.

          A Person shall be deemed the "Beneficial Owner" of and shall be deemed to "beneficially own" any securities:

     (i) which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly;

     (ii) which such Person or any of such Person's Affiliates or Associates has
          (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exchange, retraction or redemption of Softkey Exchangeable Shares, or upon the exercise of conversion rights, exchange rights, rights (other than these Rights or the Softkey Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person of any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made generally to all holders of Common Shares of the Company or Softkey Exchangeable Shares pursuant to, or in accordance with, the applicable rules or regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

    (iii) which are beneficially owned, directly or indirectly, by an other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 1(c)(ii)(B)) or disposing of any securities of the Company or of Softkey.

          Notwithstanding anything in this definition of Beneficial Ownership to the contrary the phrase "then outstanding," when used with reference to a Person's Beneficial Ownership of securities of the Company or of Softkey, shall mean the number of securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.


SECTION 1.02. Section 1 of the Rights Agreement is hereby amended, effective as of the date of this Amendment by adding the text of the following definitions:

"Mattel Special Voting Preferred Share" shall mean the one share of Special Voting Preferred Stock of the Company, initially issued by the Company to and deposited with CIBC Mellon Trust Company, as Trustee.

"Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of December 13, 1998, between the Company and The Learning Company, Inc., a Delaware corporation.

"Merger Exchange Ratio" shall mean 1.2, which is the "Exchange Ratio" as defined and determined in accordance with Section 2.7(a) of the Merger Agreement.

"Softkey" shall mean Softkey Software Products Inc., an Ontario corporation.

"Softkey Exchangeable Shares" shall mean the Exchangeable Shares in the capital stock of Softkey.

"Softkey Rights" shall mean the right to purchase Softkey Exchangeable Shares (or other securities) as provided in the Softkey Rights Agreement.

"Softkey Rights Agreement" shall mean the Rights Agreement dated as of May 13, 1999, between Softkey and CIBC Mellon Trust Company as Rights Agent, as amended from time to time.

SECTION 1.03. Section 3(a) of the Rights Agreement is hereby amended, effective as of the date of this Amendment by deleting the words "a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares (other than Common Shares of which such Person would be deemed, pursuant to the second proviso of the second sentence of
Section 1(a) hereof, not to be the Beneficial Owner) aggregating 20% or more of the then outstanding Common Shares" and replacing such words with the following words "a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares and Softkey Exchangeable Shares (other than Common Shares and Softkey Exchangeable Shares of which such Person would be deemed, pursuant to the second proviso of the second sentence of
Section 1(a) hereof, not to be the Beneficial Owner) aggregating 20% or more of the Common Shares and Softkey Exchangeable Shares then outstanding" in the first sentence.

SECTION 1.04. Section 3(c) of the Rights Agreement is hereby amended, effective as of the date of this Amendment by adding the following sentence prior to the first sentence of Section 3(c) of the Rights Agreement:

"Rights shall be issued in respect of all Common Shares issued or disposed of (including, without limitation, upon disposition of Common Shares out of treasury stock or issuance or reissuance of Common Shares out of authorized but unissued shares) after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date and shall not be issued at any time after such period."

SECTION 1.05. Section 24(a) of the Rights Agreement is hereby amended, effective as of the date of this Amendment by deleting the words "becomes the Beneficial Owner of Common Shares (other than Common Shares of which such Person would be deemed, pursuant to the second proviso of the second sentence of
Section 1(a) hereof, not to be the Beneficial Owner) aggregating 50% or more of the Common Shares then outstanding" and replacing them with the following words "becomes the Beneficial Owner of Common Shares and Softkey Exchangeable Shares (other than Common Shares and Softkey Exchangeable Shares of which such Person would be deemed, pursuant to the second proviso of the second sentence of Section 1(a) hereof not to be the Beneficial Owner) aggregating 50% or more of the Common Shares and Softkey Exchangeable Shares then outstanding" in the final sentence.

SECTION 1.06. Section 26 of the Rights Agreement is hereby amended, effective as of the date of this Amendment by replacing the address for any notice or demand authorized by the Rights Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent with the following:

"BankBoston, N.A.
c/o EquiServe Limited Partnership
150 Royall Street
Canton, Massachusetts 02021."

SECTION 1.07. Section 27 of the Rights Agreement is hereby amended, effective as of the date of this Amendment by deleting the second sentence thereof and replacing it with the following sentence:

"Without limiting the foregoing, the Company may at any time prior to such time as any Person becomes an Acquiring Person amend this Agreement to lower the thresholds set forth in Sections 1(a) and 3(a) to not less than the greater of
(i) the sum of .001% and the percentage obtained by dividing (A) the number of Common Shares and Exchangeable Shares then beneficially owned by the Person (other than (I) the Company, (II) any Subsidiary of the Company, (III) any employee benefit plan of the Company or any Subsidiary of the Company, (IV) any entity holding Common Shares or Exchangeable Shares for or pursuant to the terms of any such plan or (V) E.M. Warburg, Pincus & Co., Inc., a Delaware corporation, and its Affiliates and Associates) then known to the Company to be the holder of the largest number of Common Shares and Exchangeable Shares (excluding, for purposes of calculating any Person's beneficial ownership under this clause (A), any Common Shares and Exchangeable Shares of which such Person would be deemed, pursuant to the second proviso of the second sentence of
Section 1(a) hereof, not to be the Beneficial Owner) by (B) the number of Common Shares and Exchangeable Shares then outstanding and (ii) 10%."

SECTION 1.08. Exhibit C to the Rights Agreement is hereby amended and restated in its entirety, effective as of the date of this Agreement, as set forth in Exhibit C attached hereto.

                                  ARTICLE II.
                                 MISCELLANEOUS

SECTION 2.01. Except to the extent amended by or inconsistent with this Amendment No. 1 the Company and the Rights Agent hereby ratify and reconfirm the Rights Agreement in its entirety.

SECTION 2.02. Except as otherwise provided herein, capitalized terms not defined herein

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

shall have the meanings set forth in the Rights Agreement.

SECTION 2.03. This Amendment No. 1 may be executed in any number of counterparts, each of which so executed shall be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 2.04. This Amendment No. 1 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                            (signature page follows)

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

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the day and year first above written.

                                 MATTEL, INC.


                                 By:  /s/ Ned Mansour
                                      ----------------------------------
                                      Name:  Ned Mansour
                                      Title: President, Corporate Operations



                                 BANKBOSTON, N.A.



                                 By:  /s/ Carol Mulvey-Eori
                                      ----------------------------------
                                      Name:  Carol Mulvey-Eori
                                      Title: Administration Manager

                                                                       Exhibit C
                                                                       ---------

          SUMMARY OF RIGHTS TO PURCHASE PREFERENCE SHARES

          On February 7, 1992, the Board of Directors of Mattel, Inc. (the "Company") declared a dividend of one preference share purchase right (a "Right") for each outstanding share of common stock, par value $1.00 per share (the "Common Shares"), of the Company. The dividend is payable on February 17, 1992 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series E Junior Participating Preference Stock, par value $.01 per share (the "Preference Shares"), of the Company at a price of $150 per one one-hundredth of a Preference Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of February 7, 1992, as amended by Amendment No. 1 to the Rights Agreement dated as of May 13, 1999 (collectively, the "Rights Agreement") between the Company and BankBoston, N.A., as Rights Agent (the "Rights Agent").

          Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 20% or more of the outstanding Common Shares and exchangeable non-voting shares (the "Exchangeable Shares") of Softkey Software Products Inc., the Company's Canadian subsidiary or
(ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Shares and Exchangeable Shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of this Summary of Rights attached thereto.

          The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

          The Rights are not exercisable until the Distribution Date. The Rights will expire on February 17, 2002 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

          The Purchase Price payable, and the number of Preference Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preference Shares, (ii) upon the grant to holders of the Preference Shares of certain rights or warrants to subscribe for or purchase Preference Shares at a price, or securities convertible into Preference Shares with a conversion price, less than the then-current market price of the Preference Shares or (iii) upon the distribution to holders of the Preference Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preference Shares) or of subscription rights or warrants (other than those referred to above).

          The number of outstanding Rights and the number of one one-hundredths of a Preference Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

          Preference Shares purchasable upon exercise of the Rights will not be redeemable. Each Preference Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preference Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per Common Share. Each Preference Share will have 100 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preference Share will be entitled to receive 100 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

          Because of the nature of the Preference Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preference Share purchasable upon exercise of each Right should approximate the value of one Common Share.

          In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than

Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

          At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares and Exchangeable Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share, or one one-hundredth of a Preference Share (or of a share of a class or series of the Company's preference stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

          With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preference Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preference Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preference Shares on the last trading day prior to the date of exercise.

          At any time prior to the time an Acquiring Person becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

          The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Common Shares and Exchangeable Shares then known to the Company to be beneficially owned by any person or group of affiliated or associated persons (other than (a) the Company, (b) any subsidiary of the Company, (c) any employee benefit plan of the Company or any subsidiary of the Company, (d) any entity holding Common Shares or Exchangeable Shares for or pursuant to the terms of any such plan or (e) E.M. Warburg, Pincus & Co., Inc., a Delaware corporation, and its affiliates and associates) and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

          For the purpose of calculating the various percentage ownership thresholds contained in the Rights Agreement, shares issued in connection with the capital investment approved by the Company's shareholders at the 1984 Annual Meeting and still owned by the original owner, or owned by certain qualified transferees, are excluded from the amount deemed to be beneficially owned by such persons. However, if such original owner or qualified transferee becomes a member of a group with certain other persons, such shares will be included in the amount attributable to, and will be deemed to be beneficially owned by, such other persons.

          Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

          A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A dated February 10, 1992. A copy of Amendment No. 1 to the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A/A dated May 13, 1999. A copy of the Rights Agreement (including Amendment No. 1 to the Rights Agreement) is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.